As filed with the Securities and Exchange Commission on February 19, 2021

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TRANSCANADA PIPELINES LIMITED	TRANSCANADA TRUST
(Exact name of Registrant as specified in its charter)

Canada		Ontario, Canada
(Province or other jurisdiction of incorporation or organization)

4922; 4923; 4924; 5172
(Primary Standard Industrial Classification Code Number)

52-2179728		Not Applicable
(I.R.S. Employer Identification Number)

TransCanada Tower, 450-1 Street S.W., Calgary, Alberta, Canada, T2P 5H1, (403) 920-2000

(Address and telephone number of Registrant’s principal executive offices)

TransCanada PipeLine USA Ltd., 700 Louisiana Street, Suite 700, Houston, Texas 77002-2700, (832) 320-5201
(Name, address, and telephone number of agent for service in the United States)

Copies to:

Donald R. Marchand TransCanada PipeLines Limited TransCanada Tower 450-1 Street S.W. Calgary, Alberta, Canada T2P 5H1 (403) 920-2000	Jennifer J. Carlson, Esq. Mayer Brown LLP 3000 El Camino Real #2-300 Palo Alto, California U.S.A., 94306 (650) 331-2000	Ross A. Bentley Blake, Cassels & Graydon LLP 855 - 2nd Street S.W. Suite 3500, Bankers Hall East Tower Calgary, Alberta, Canada AB T2P 4J8 (403) 260-9600	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West Suite 3100 Toronto, Ontario, Canada M5K 1J3

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement is declared effective.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐ Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒ At some future date (check appropriate box below):

1. ☐ Pursuant to Rule 467(b) on              (date) at              (time) (designate a time not sooner than 7 calendar days after filing).

2. ☐ Pursuant to Rule 467(b) on               (date)  at             (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on                 (date).

3. ☐ Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☒ After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)(3)			Proposed maximum offering price per Security	Proposed maximum aggregate offering price(2)		Amount of registration fee
TransCanada Trust:
Trust Notes (the “Trust Notes”)	U.S.$	1,575,547,503		100%	U.S.$	1,575,547,503	U.S.$	171,892.23
TransCanada PipeLines Limited:
Guarantees of Trust Notes of TransCanada Trust			(4)	n/a	n/a		n/a
First Preferred Shares			(5)	n/a	n/a		n/a
Subordinated Notes			(6)	n/a	n/a		n/a

(1)          In U.S. dollars or the equivalent thereof in foreign denominated currencies or currency units.

(2)          Estimated solely for purposes of calculating the registration fee.

(3)          Based upon a proposed maximum offering price of CDN $2,000,000,000 at an exchange rate of CDN $1.2694 per US $1.00, the noon buying rate in New York City on February 12, 2021 for cable transfers in Canadian Dollars as certified for customs purposes by the Federal Reserve Bank of New York.

(4)          No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees being registered hereby.

(5)          There are hereby registered such indeterminate number of First Preferred Shares as may be issued from time to time upon an automatic exchange or deferral event in respect of the Trust Notes of TransCanada Trust registered hereunder.

(6)          The Subordinated Notes will be issued by TransCanada PipeLines Limited and will be purchased by the Trust with the proceeds of the sale of the Trust Notes.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

i

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

TRANSCANADA TRUST

(a unit trust established under the laws of Ontario)

$2,000,000,000

Trust Notes

guaranteed on a subordinated basis by

TRANSCANADA PIPELINES LIMITED

TransCanada Trust (the “Trust”) is a unit trust established under the laws of Ontario by Computershare Trust Company of Canada (the “Trustee”), as successor trustee to Valiant Trust Company, pursuant to a declaration of trust dated as of September 16, 2014 (the “Declaration of Trust”). The Trust may from time to time offer and issue unsecured, subordinated trust notes (the “Trust Notes”) pursuant to the terms of the Trust Indenture (as defined herein) up to an aggregate initial offering price of $2,000,000,000 or the equivalent in other currencies, based on the applicable exchange rate at the time of offering, at any time during the 25 month period that this short form base shelf prospectus, including any amendments hereto (the “prospectus”), remains valid, as shall be designated by the Trust at the time of offering.

The Trust’s objective is to acquire and hold the Trust Assets (as defined herein), comprised primarily of subordinated notes (the “TCPL Sub Notes”) issued by TransCanada PipeLines Limited (“TCPL”) to the Trust in respect of each series of Trust Notes issued by the Trust, in order to generate funds for payment of the principal, interest, the redemption price and the amount payable on purchase for cancellation, if any, and any other amounts, in respect of its debt securities, including the Trust Notes. The Trust has also issued voting trust units (the “Voting Trust Units”) to TCPL, or subsidiaries of TCPL, and certain series of Trust Notes as outlined in this prospectus and any applicable Prospectus Supplement (as defined herein). TCPL will at all times own, directly or indirectly, all of the Voting Trust Units. See “Description of the Trust Notes and Related Agreements and Securities — The Voting Trust Units”. The Trust may, at any time and from time to time, issue additional Voting Trust Units or subordinated notes of any series, including additional Trust Notes, without the authorization of holders of the Trust Notes. See “Description of the Trust Notes and Related Agreements and Securities — Trust Notes and Related Agreements — Issue of Additional Trust Securities”.

Certain terms of the Trust Notes that are generally consistent across each series of Trust Notes are set forth in this prospectus, and the specific terms of any offering of the Trust Notes will be set forth in one or more shelf prospectus supplements (each, a “Prospectus Supplement”).  The Trust Notes of each series shall bear such date or dates and mature on such date or dates, shall bear interest at such rate or rates, may be issued in such denominations, may be redeemable before maturity in such manner, may be payable as to principal, interest and premium, if any, at such place or places, in such currency or currencies, may be guaranteed by other persons, may provide for such sinking fund, conversion rights or obligations, exchange rights or obligations and share purchase rights or obligations, if any, may contain such provisions for the interchange or transfer of Trust Notes of different denominations and forms and may contain such other provisions, not inconsistent with the provisions of the Trust Indenture, as may be expressed in a supplemental indenture to the Trust Indenture providing for the issuance of the Trust Notes of such series and as described in the applicable Prospectus Supplement relating to the offering of such series of Trust Notes.

The Trust is permitted, under the multi-jurisdictional disclosure system adopted by the United States (“U.S.”), to prepare this prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the U.S.    Financial statements incorporated by reference herein have been prepared in accordance with U.S. generally accepted accounting principles, which is referred to as “U.S. GAAP”.

You should be aware that the acquisition of the Trust Notes described herein may have tax consequences both in the U.S. and in Canada. Such tax consequences for investors who are residents in, or citizens of, the U.S. may not be described fully herein or in any applicable Prospectus Supplement. You should read the discussion of tax consequences in any applicable

Prospectus Supplement, however, this prospectus or any applicable Prospectus Supplement may not fully describe these tax consequences.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Trust and TCPL are formed under the laws of Canada, that some or all of the officers and directors of TCPL may be residents of Canada, that some or all of the experts named in the registration statement may be residents of Canada and that all or a substantial portion of TCPL’s assets and the assets of said persons are located outside of the U.S.

The Trust Notes have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offence.

All shelf information permitted under applicable securities laws to be omitted from this prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this prospectus. Each Prospectus Supplement will be incorporated by reference into this prospectus for the purposes of applicable securities laws as of the date of such Prospectus Supplement and only for the purposes of the distribution of the securities to which such Prospectus Supplement pertains.

TCPL will guarantee, on a subordinated basis, the due and punctual payment of the principal amount of and interest on (including interest on any amount in default) the Trust Notes and performance by the Trust of all the Trust’s obligations to the holders of the Trust Notes pursuant to the applicable Share Exchange Agreement (as defined herein) and the applicable Assignment and Set-Off Agreement (as defined herein).

The Trust Notes, including accrued and unpaid interest thereon, will be exchanged automatically (the “Automatic Exchange”), without the consent of the holders thereof, for the right to be issued newly issued TCPL Exchange Preferred Shares (as defined herein) upon the occurrence of an Automatic Exchange Event (as defined herein), which right will be immediately and automatically exercised.  Each series of Trust Notes will be exchanged for a specific series of TCPL Exchange Preferred Shares, pursuant to such right, upon the occurrence of an Automatic Exchange Event, and the specific terms of the Automatic Exchange Event and the series of TCPL Exchange Preferred Shares applicable to each series of Trust Notes will be described in the applicable Prospectus Supplement relating to the issuance of such Trust Notes.  Following the Automatic Exchange, holders of the Trust Notes immediately prior to the Automatic Exchange will cease to have any claim or entitlement for interest or principal against the Trust or any other rights as holders of the Trust Notes, including under the guarantee by TCPL. Holders of the Trust Notes will individually be bound by the Automatic Exchange, acting through the Exchange Trustee (as defined herein), on the basis contemplated by the applicable Share Exchange Agreement. As the events that give rise to an Automatic Exchange are bankruptcy and related events, it is in the interest of TCPL to ensure that an Automatic Exchange does not occur, although the events that could give rise to an Automatic Exchange, namely the occurrence of an Automatic Exchange Event, may be beyond the control of TCPL.  See “Description of the Trust Notes and Related Agreements and Securities — Trust Notes and Related Agreements — Automatic Exchange”, “Description of the Trust Notes and Related Agreements and Securities —TCPL Exchange Preferred Shares and TCPL Deferral Preferred Shares” and “Risk Factors”.

The holders of Trust Notes may, in certain prescribed circumstances as described in the applicable Prospectus Supplement relating to the offering of a series of Trust Notes, be deemed to apply interest payable on such Trust Notes to acquire a series of newly-issued TCPL Deferral Preferred Shares (as defined herein) with fixed cumulative preferential cash dividends, if, as and when declared by the Board of Directors (as defined herein) pursuant to a Deferral Event Subscription (as defined herein) that occurs automatically in such prescribed circumstances. The specific terms of the Deferral Event Subscription and the series of TCPL Deferral Preferred Shares applicable to each series of Trust Notes, if any, will be described in the applicable Prospectus Supplement relating to the issuance of such Trust Notes.  This prospectus also qualifies for distribution the Automatic Exchange, the Deferral Event Subscription and the Subscription Right (as defined herein) in respect of each series of Trust Notes distributed hereunder, as will be specified in the applicable Prospectus Supplement for each such series of Trust Notes.

It is expected that the Trust Assets will be acquired primarily from TCPL and/or its affiliates and shall consist of the TCPL Sub Notes and investments using the proceeds thereof. TCPL is the Administrative Agent (as defined herein) to the Trust. See “The Trust — The Administrative Agent”.

The Trust may sell the Trust Notes to or through underwriters or dealers purchasing as principals and may also sell the Trust Notes to one or more purchasers directly or through agents. See “Plan of Distribution”. The Prospectus Supplement relating to a particular offering of Trust Notes will identify each underwriter, dealer, or agent, as the case may be, engaged by the Trust in connection with the offering and sale of Trust Notes, and will set forth the terms of the offering of such Trust Notes, including the method of distribution of such Trust Notes, the proceeds to the Trust, any fees, discounts or other compensation payable to underwriters, dealers, or agents, and any other material terms of the plan of distribution. Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of Trust Notes will be a new issue of Trust Notes with no established trading market. The Trust Notes may be sold

2

from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Trust Notes may be offered at market prices prevailing at the time of sale or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution. If the Trust Notes are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation will be increased or decreased by the amount by which the aggregate price paid for the Trust Notes by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents to the Trust. See “Plan of Distribution”.

Subject to applicable securities laws, and unless otherwise specified in the applicable Prospectus Supplement, in connection with any offering of Trust Notes, the underwriters or agents may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Trust Notes at a level above that which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. See “Plan of Distribution”.

The Trust’s head office is located at 450 - 1 Street S.W., Calgary, Alberta, T2P 5H1.

There is no market through which the Trust Notes which may be offered under this prospectus may be sold and purchasers may not be able to resell any Trust Notes purchased under this prospectus. This may affect the pricing of the Trust Notes in the secondary market, the transparency and availability of trading prices, the liquidity of the Trust Notes and the extent of issuer regulation. See “Risk Factors” as well as the “Risk Factors” section of the applicable Prospectus Supplement.

No underwriter, dealer or agent has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

Investing in the securities offered by this prospectus and any applicable Prospectus Supplement involves risks. See “Risk Factors”.

Stéphan Crétier, Randy Limbacher, John E. Lowe, Mary Pat Salomone and Thierry Vandal are directors of TCPL, the Administrative Agent of the Trust, who reside outside of Canada and each of these directors have appointed TCPL as agent for service of process at 450 - 1 Street, S.W., Calgary, AB T2P 5H1. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process.

The date of this prospectus is                          , 2021

3

FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus include “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of securities laws, including the “safe harbour” provisions of the Securities Act (Ontario), the Securities Act (Alberta), the United States Private Securities Litigation Reform Act of 1995, Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”). The words “anticipate”, “expect”, “believe”, “may”, “will”, “should”, “estimate”, “project”, “outlook”, “forecast”, “intend”, “target”, “plan” or similar words are used to identify such forward-looking information. Forward-looking information in this prospectus and in the documents incorporated by reference herein is intended to provide you with information regarding us, including management’s assessment of our future plans and financial outlook. Forward-looking information in this prospectus includes statements under the headings “Use of Proceeds” and “Plan of Distribution”. Forward-looking information in this prospectus and the documents incorporated by reference herein may include, but is not limited to, statements regarding:

•                  our financial and operational performance, including the performance of our subsidiaries;

•                  expectations about strategies and goals for growth and expansion;

•                  expected cash flows and future financing options available to us, including portfolio management;

•                  expected dividend growth;

•                  expected access to and cost of capital;

•                  expected costs and schedules for planned projects, including projects under construction and in development;

•                  expected capital expenditures, contractual obligations, commitments and contingent liabilities;

•                  expected regulatory processes and outcomes;

•                  expected outcomes with respect to legal proceedings, including arbitration and insurance claims;

•                  the expected impairment charge for Keystone XL in first quarter 2021;

•                  the expected impact of future tax and accounting changes;

•                  expected industry, market and economic conditions;

•                  the liquidity of the Trust Notes; and

•                  the expected impact of COVID-19.

This forward-looking information reflects our beliefs and assumptions based on information available at the time the information was stated and, as such, is not a guarantee of future performance. By its nature, forward looking information is subject to various assumptions, risks and uncertainties which could cause our actual results and achievements to differ materially from the anticipated results or expectations expressed or implied in such information.

Key assumptions on which our forward-looking information is based include, but are not limited to, assumptions about:

•                  regulatory decisions and outcomes;

•                  planned and unplanned outages and the use of our pipeline, power and storage assets;

•                  integrity and reliability of our assets;

•                  anticipated construction costs, schedules and completion dates;

•                  access to capital markets, including portfolio management;

•                  expected industry, market and economic conditions;

•                  inflation rates and commodity prices;

•                  interest, tax and foreign exchange rates;

•                  nature and scope of hedging; and

•                  expected impact of COVID-19.

The risks and uncertainties that could cause actual results or events to differ materially from current expectations include, but are not limited to:

•                  our ability to successfully implement our strategic priorities and whether they will yield the expected benefits;

•                  our ability to implement a capital allocation strategy aligned with maximizing shareholder value;

•                  the operating performance of our pipeline, power and storage assets;

•                  amount of capacity sold and rates achieved in our pipeline businesses;

•                  the amount of capacity payments and revenues from our power generation assets due to plant availability;

•                  production levels within supply basins;

•                  construction and completion of capital projects;

•                  cost and availability of labour, equipment and materials;

•                  the availability and market prices of commodities;

•                  access to capital markets on competitive terms;

•                  interest, tax and foreign exchange rates;

•                  performance and credit risk of our counterparties;

•                  regulatory decisions and outcomes of legal proceedings, including arbitration and insurance claims;

•                  our ability to effectively anticipate and assess changes to government policies and regulations, including those related to the environment and COVID-19;

•                  our ability to realize the value of tangible assets and contractual recoveries from impaired assets, including Keystone XL;

•                  competition in the businesses in which we operate;

•                  unexpected or unusual weather;

•                  acts of civil disobedience;

•                  cyber security and technological developments;

•                  economic conditions in North America as well as globally; and

•                  global health crises, such as pandemics and epidemics, including COVID-19 and the unexpected impacts related thereto.

Additional information on these and other factors is discussed in this prospectus and the documents incorporated by reference herein including in the 2020 MD&A (as defined herein) under the headings “Natural Gas Pipelines — Business Risks”, “Liquids Pipelines — Business Risks”, “Power and Storage — Business Risks” and “Other Information — Enterprise Risk Management”, and in the Annual Information Form (as defined herein) under the heading “Risk Factors”, as may be modified or superseded by other subsequently filed documents that are also incorporated or deemed to be incorporated by reference in this prospectus.

Readers are cautioned against placing undue reliance on forward-looking information, which is given as of the date it is expressed in this prospectus or otherwise, and not to use future-oriented information or financial outlooks for anything other than their intended purpose. We undertake no obligation to publicly update or revise any forward-looking information in this prospectus or otherwise, whether as a result of new information, future events or otherwise, except as required by law.

DOCUMENTS INCORPORATED BY REFERENCE

Pursuant to the Decision (as defined herein), the Trust and TCPL are not subject to certain continuous disclosure requirements, provided, among other things, that TCE (as defined herein), the company which owns all of the outstanding common shares of TCPL, complies with its continuous disclosure requirements, including filing its own continuous disclosure documents. The Decision further permits TCPL and the Trust to incorporate by reference in this short form prospectus all information or documents that would be required to be incorporated by reference in a short form prospectus filed by TCE. See “The Trust — Certain Continuous Disclosure Requirements”.

Accordingly, the documents of TCE listed below are incorporated by reference in this prospectus, which were filed with the securities commission or other similar authority in each of the provinces and territories of Canada and the SEC in U.S.:

(a)                                 annual information form of TCE for the year ended December 31, 2020 dated February 17, 2021 (the “Annual Information Form”);

(b)                                 management information circular of TCE dated February 27, 2020 for the annual meeting of shareholders held on May 1, 2020;

(c)                                  audited comparative consolidated financial statements of TCE as at December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020, the notes thereto and the auditors’ report thereon; and

(d)                                 management’s discussion and analysis of financial condition and results of operations of TCE as at and for the year ended December 31, 2020 (the “2020 MD&A”).

Any documents of the type referred to above, including all annual information forms, all information circulars, all annual and interim financial statements and management’s discussion and analysis relating thereto, all material change reports (excluding confidential material change reports), press releases containing financial information for financial periods more recent than the most recent annual or interim financial statements, and any business acquisition reports disclosing additional or updated information subsequently filed by TCE, TCPL or the Trust with securities regulatory authorities in Canada after the date of this prospectus and prior to the date on which this prospectus ceases to be effective shall be deemed to be incorporated by reference into this prospectus. These documents will be available through the internet on the System for Electronic Document Analysis and Retrieval (“SEDAR”), which can be accessed at www.sedar.com. In addition, any similar documents filed by TCE with the SEC in TCE’s periodic reports on Form 6-K or annual reports on Form 40-F, and any other documents filed with or furnished to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, in each case after the date of this prospectus, shall be deemed to be incorporated by reference into the registration statement of which this prospectus forms a part, if and to the extent expressly provided in such reports. TCE’s periodic reports on Form 6-K and TCE’s annual reports on Form 40-F are available on the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) system website at www.sec.gov.

Any statement contained in this prospectus or in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded.

Upon a new annual information form and related annual audited comparative consolidated financial statements and accompanying management’s discussion and analysis being filed by TCE with the applicable securities regulatory authorities during the term of this prospectus, the previous annual information form, the previous annual audited comparative consolidated financial statements and accompanying management’s discussion and analysis, all interim comparative condensed consolidated financial statements and accompanying management’s discussion and analysis and all material change reports filed by the Trust, TCPL or TCE prior to the commencement of the financial year of TCE in which the new annual information form and the related annual audited comparative consolidated financial statements and accompanying management’s discussion and analysis are filed shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of Trust Notes hereunder. Upon interim comparative condensed consolidated financial statements and the accompanying management’s discussion and analysis being filed by TCE with the applicable securities regulatory authorities during the term of this prospectus, all interim comparative condensed consolidated financial statements and accompanying management’s discussion and analysis filed prior to the filing of the new interim comparative condensed consolidated financial statements shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of Trust Notes hereunder. Upon a new information circular relating to an annual general meeting of TCE’s shareholders being filed by TCE with the applicable securities regulatory authorities during the term of this prospectus, the information circular for the preceding annual general meeting of TCE’s shareholders shall no longer be deemed to be incorporated by reference into this prospectus for purposes of future offers of Trust Notes hereunder.  In addition, upon a new annual information form being filed by TCE with the applicable securities regulatory authorities during the term of this prospectus for which the related annual comparative consolidated financial statements include at least nine months of financial results of an acquired business for which a business acquisition report was filed by TCE and incorporated by reference into this prospectus, such business acquisition report shall no longer be deemed to be incorporated into this prospectus for the purpose of future offers and sales of Trust Notes hereunder.

One or more Prospectus Supplements containing the specific variable terms of an offering of Trust Notes will be delivered to purchasers of such Trust Notes together with this prospectus and will be deemed to be incorporated by reference into this prospectus as of the date of such Prospectus Supplement(s) solely for the purposes of the offering of Trust Notes thereunder.

Any “template version” of any “marketing materials” (as such terms are defined under applicable Canadian securities laws) pertaining to a distribution of Trust Notes will be filed on SEDAR. In the event that such “marketing materials” are filed subsequent to the date of the filing of the applicable Prospectus Supplement(s) pertaining to the distribution of the Trust Notes that such “marketing materials” relate to and prior to the termination of such distribution, such filed versions of the “marketing materials” will be deemed to be incorporated by reference into the applicable Prospectus Supplement(s) for the purposes of the distribution of the Trust Notes to which the Prospectus Supplement(s) pertain.

We will provide without charge to each person to whom this prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to TC Energy Corporation, 450 — 1st Street S.W., Calgary, Alberta, Canada, T2P 5H1, Attention: Corporate Secretary, telephone number (403) 920-2000.

You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable Prospectus Supplement and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. The Trust is not making an offer of the Trust Notes in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

In this prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References to “dollars” or “$” are to lawful currency of Canada, and references to “U.S. dollars” or “U.S.$” are to lawful currency of the U.S. Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus has been prepared in accordance with U.S. GAAP.

One or more Prospectus Supplements containing the specific variable terms of an offering of the Trust Notes will be prepared and delivered to purchasers of such Trust Notes together with this prospectus. Each Prospectus Supplement will be deemed to be incorporated by reference into this prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of the Trust Notes offered thereunder.

Except on the cover page and under “Description of the Trust Notes and Related Agreements and Securities”, and unless the context otherwise requires, all references in this prospectus and any Prospectus Supplement to “we”, “us”, “our” or “TCE” shall mean TC Energy Corporation and its subsidiaries, partnership interests and joint venture investments, including TCPL and the Trust.

WHERE TO FIND MORE INFORMATION

TCPL and the Trust have filed with the SEC, under the Securities Act, a registration statement on Form F-10 relating to the Trust Notes. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Under the registration statement, we may, from time to time, sell any combination of the Trust Notes described in this prospectus in one or more offerings up to an aggregate principal amount of $2,000,000,000. Each time the Trust sells Trust Notes under the registration statement, we will provide one or more Prospectus Supplements that will contain specific information about the terms of that offering. A Prospectus Supplement may also add, update or change information contained in this prospectus.

The Trust Notes will be guaranteed by TCPL on a subordinated basis as described herein and TCE is the sole shareholder of TCPL.  Subject to the exemptive relief in the Decision, we file annual and quarterly financial information and material change reports, business acquisition reports and other material with the securities commission or similar regulatory authority in each of the provinces and territories of Canada and with the SEC. Under the multi-jurisdictional disclosure system adopted by the U.S., documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the U.S. Prospective investors may read and download any public document that we have filed with the securities commission or similar regulatory authority in each of the provinces and territories of Canada on SEDAR at www.sedar.com. Additionally, prospective investors may read and download the documents we have filed with the SEC on EDGAR at www.sec.gov.

GLOSSARY

In this prospectus, unless the context otherwise requires:

Administration Agreement means the agreement between the Trust and TCPL pursuant to which TCPL, or any successor thereto, serves as Administrative Agent to the Trust.

Administrative Agent means TCPL, or any successor thereto, in its capacity as administrative agent to the Trust pursuant to the Administration Agreement.

Assignment and Set-Off Agreement means the agreement to be entered into, in respect of each series of Trust Notes, among the Trust, TCE, TCPL and the Indenture Trustee, as bare trustee and nominee on behalf of the holders of the applicable series of Trust Notes, pursuant to which, among other things, the Deferral Event Subscription is granted.

Automatic Exchange means the automatic exchange of each series of Trust Notes for the right to be issued newly issued TCPL Exchange Preferred Shares upon the occurrence of an Automatic Exchange Event.

Automatic Exchange Event means an event giving rise to the Automatic Exchange, being, unless otherwise specified in a Prospectus Supplement relating to a specific series of Trust Notes, the occurrence of any one of the following: (i) the making by TCE or TCPL of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada); (ii) any proceeding instituted by TCE or TCPL seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for TCE or TCPL or any substantial part of its property and assets in circumstances where TCE or TCPL, as applicable, is adjudged a bankrupt or insolvent; (iii) a receiver, interim receiver, trustee or other similar official is appointed over TCE or TCPL or for any substantial part of its property and assets by a court of competent jurisdiction in circumstances where TCE or TCPL, as applicable, is adjudged a bankrupt or insolvent; or (iv) any proceeding is instituted against TCE or TCPL seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for TCE or TCPL or any substantial part of its property and assets in circumstances where TCE or TCPL, as applicable, is adjudged a bankrupt or insolvent, and either such proceeding has not been stayed or dismissed within 60 days of the institution of any such proceeding or the actions sought in such proceedings occur (including the entry of an order for relief against TCE or TCPL or the appointment of a receiver, interim receiver, trustee, or other similar official for it or for any substantial part of its property and assets).

Board of Directors means the board of directors of TCPL.

Credit Facility means the U.S.$50,000,000 unsecured credit facility, dated May 19, 2015, between TCPL and the Trust.

Decision means the decision, Re TransCanada Corporation, 2019 ABASC 1, dated January 3, 2019 granted by the Alberta Securities Commission (as principal regulator) and the Ontario Securities Commission pursuant to National Policy 11-203 Process for Exemptive Relief Applications in Multiple Jurisdictions.

Declaration of Trust means the declaration of trust made by the Trustee dated September 16, 2014 to establish the Trust, as amended and restated from time to time.

Deferral Event Subscription means the right and obligation of TCPL to issue TCPL Deferral Preferred Shares, and the corresponding right and obligation of holders of the applicable series of Trust Notes, pursuant to the applicable Assignment and Set-Off Agreement, to subscribe for TCPL Deferral Preferred Shares, in each case, using interest paid on the Trust Notes or the right to receive a payment of interest on the Trust Notes.

Dividend Stopper Undertaking means the undertaking of TCE and TCPL, pursuant to the applicable Assignment and Set-Off Agreement, that they will not declare dividends on their respective outstanding preferred shares or, if no such preferred shares are outstanding, their respective common shares, in certain circumstances relating to a Deferral Event Subscription in respect of a series of Trust Notes.

Exchange Time means the time at which the Automatic Exchange will be effective, being 8:00 a.m. (Eastern time) on the date that an Automatic Exchange Event occurs.

Exchange Trustee means AST Trust Company (Canada) which will act as trustee for the holders of the Trust Notes, pursuant to a Share Exchange Agreement or such other successor trustee as may be appointed from time to time pursuant to a Share Exchange Agreement.

Extraordinary Resolution means (i) the written consent of holders of not less than a majority of the aggregate principal amount of the applicable series of Trust Notes; or (ii) an extraordinary resolution proposed at a meeting of holders of an applicable series of Trust Notes where holders of not less than a majority of the aggregate principal amount of such Trust Notes are represented in person or by proxy (or a lesser amount of holders if such meeting has been dissolved and reconvened due to failure to achieve quorum in the manner specified in the Trust Indenture) and passed by the favourable votes of such holders of the Trust Notes representing not less than 66 2/3% of the aggregate principal amount of the Trust Notes represented at the meeting.

Indenture Trustee means AST Trust Company (Canada), acting as trustee for the holders of the Trust Notes pursuant to the Trust Indenture or such other successor trustee as may be appointed from time to time pursuant to the Trust Indenture.

Issuer Senior Indebtedness means obligations (other than non-recourse obligations, trust notes issued under the Trust Indenture or any other obligations specifically designated as being subordinate in right of payment to Issuer Senior Indebtedness) of, or guaranteed or assumed by, the Trust for borrowed money or evidenced by bonds, debentures or notes or obligations of the Trust for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation.

SEC means the United States Securities and Exchange Commission.

Securities Act means the United States Securities Act of 1933, as amended.

Share Exchange Agreement means the share exchange agreement to be entered into in respect of each series of Trust Notes among the Trust, TCPL and the Exchange Trustee providing for, among other things, the respective rights and obligations of the Trust, TCPL and the holders of the applicable series of Trust Notes with respect to the automatic exchange of such Trust Notes for rights to be issued TCPL Exchange Preferred Shares upon an Automatic Exchange.

Subscription Agreements means the agreements entered into on December 15, 2014 and May 19, 2015 between TCPL and the Trust pursuant to which TCPL directly or indirectly subscribed for Voting Trust Units.

Subscription Right means the right granted by TCPL to the Trust pursuant to the applicable Share Exchange Agreement to subscribe for TCPL Exchange Preferred Shares for the sole benefit of the holders of the Trust Notes of a particular series so as to enable the Trust to redeem the Trust Notes of such series, if any, remaining outstanding and that are not owned by TCPL or an affiliate of TCPL following an Automatic Exchange Event in exchange for TCPL Exchange Preferred Shares.

Tax Act means the Income Tax Act (Canada).

TCE means TC Energy Corporation, a corporation existing under the Canada Business Corporations Act.

TCPL means TransCanada PipeLines Limited, a corporation existing under the Canada Business Corporations Act.

TCPL Common Shares means the common shares of TCPL.

TCPL Deferral Preferred Shares means shares of the applicable series of first preferred shares of TCPL, as authorized by the Board of Directors, to be issued to holders of the Trust Notes in respect of the Deferral Event Subscription.

TCPL Exchange and Deferral Preferred Shares means, collectively, the TCPL Exchange Preferred Shares and TCPL Deferral Preferred Shares.

TCPL Exchange Preferred Shares means shares of the applicable series of first preferred shares of TCPL, as authorized by the Board of Directors, to be issued by TCPL following an Automatic Exchange under the Share Exchange Agreement.

TCPL Preferred Shares means the preferred shares of TCPL (including the TCPL Exchange Preferred Shares and TCPL Deferral Preferred Shares).

TCPL Senior Indebtedness means obligations (other than non-recourse obligations, the TCPL Sub Notes or any other obligations specifically designated as being subordinate in right of payment to TCPL Senior Indebtedness) of, or guaranteed or assumed by, TCPL for borrowed money or evidenced by bonds, debentures or notes or obligations of TCPL for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the forgoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation.

TCPL Sub Note Trust Indenture means the trust indenture entered into between TCPL and Computershare Trust Company of Canada on May 20, 2015 providing for the issuance of the TCPL Sub Notes, as amended, restated or supplemented from time to time.

TCPL Sub Notes means the junior subordinated unsecured notes issued by TCPL from time to time to the Trust pursuant to the TCPL Sub Note Trust Indenture in order to generate funds for payment of the principal, interest, the redemption price and the amount payable on purchase for cancellation, if any, and any other amounts, in respect of the Trust’s debt securities, including the Trust Notes.

Trust means TransCanada Trust, the issuer of the Trust Notes.

Trust Assets means the TCPL Sub Notes and any other cash, securities and other property held by the Trustee on behalf of the Trust from time to time.

Trust Indenture means the trust indenture entered into on May 20, 2015 between the Trust and the Indenture Trustee, providing for the issuance of debt securities by the Trust as amended, restated or supplemented from time to time.

Trust Notes — Series 2015—A means the Trust Notes— Series 2015-A in the principal amount of U.S.$750,000,000 previously issued by the Trust.

Trust Notes — Series 2016—A means the Trust Notes— Series 2016-A in the principal amount of U.S.$1,200,000,000 previously issued by the Trust.

Trust Notes — Series 2017—A means the Trust Notes— Series 2017-A in the principal amount of U.S.$1,500,000,000 previously issued by the Trust.

Trust Notes — Series 2017-B means the Trust Notes — Series 2017-B in the principal amount of $1,500,000,000 previously issued by the Trust.

Trust Notes — Series 2019-A means the Trust Notes — Series 2019-A in the principal amount of U.S.$1,100,000,000 previously issued by the Trust.

Trustee means Computershare Trust Company of Canada, as successor trustee to Valiant Trust Company, as trustee of the Trust or such other successor trustee as may be appointed from time to time pursuant to the Declaration of Trust.

Voting Trust Units mean the voting trust units issued by the Trust to TCPL or affiliates of TCPL.

THE TRUST

General

The Trust is a unit trust established under the laws of Ontario by the Trustee pursuant to the Declaration of Trust on September 16, 2014. The Trust has been formed for the purpose of issuing debt securities, including the Trust Notes, and acquiring and holding the Trust Assets in order to generate funds for payment of principal, interest, the redemption price and the amounts payable on purchase for cancellation, if any, and any other amounts, in respect of its debt securities, including the Trust Notes.

The Trust’s head office is located at 450 — 1 Street S.W., Calgary, Alberta, T2P 5H1.

The Trust is not a trust company and does not carry on business as a trust company and, accordingly, the Trust is not registered under the trust company legislation of any jurisdiction. The Trust Notes are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that act or any other legislation.

Activities of the Trust

The Trust’s objective is to acquire and hold the Trust Assets that will generate funds for payment of principal, interest, the redemption price and the amounts payable on purchase for cancellation, if any, and any other amounts, in respect of its debt securities, including the Trust Notes. The Trust Assets primarily consist of the TCPL Sub Notes. Each TCPL Sub Note is a junior subordinated unsecured obligation of TCPL. It is anticipated that the Trust will subscribe for and purchase additional TCPL Sub Notes in respect of each issuance of Trust Notes as will be described in the applicable Prospectus Supplement relating to each issuance of Trust Notes.  See “Use of Proceeds”.  The Trust may also acquire and hold other assets, including money, debt obligations and contractual rights in respect of the activities and operations of the Trust from time to time.

Conflicts of Interest

Due to the nature of the Trust’s relationship with TCPL and its affiliates, it is possible that conflicts of interest will arise with respect to certain transactions, including the Trust’s acquisition of Trust Assets from TCPL and/or its affiliates. It is the Trust’s policy that the terms of any financial dealings with TCPL or any of its affiliates will be consistent with those available from third parties.

Conflicts of interest between the Trust and TCPL and its affiliates may also arise in connection with actions taken by TCPL, as direct or indirect holder of the Voting Trust Units. It is intended that any agreements and transactions between the Trust, on the one hand, and TCPL and its affiliates, on the other hand, including the Administration Agreement, the Assignment and Set-Off Agreement and the Share Exchange Agreement, will be fair to the parties and consistent with market terms for such types of transactions. However, there can be no assurance that any such agreement or transaction will be on terms as favourable to the Trust as would have been obtained from unaffiliated third parties.

The Administrative Agent

The Trustee has entered into the Administration Agreement with TCPL, pursuant to which the Trustee has delegated to TCPL certain of its obligations in relation to the administration of the Trust. TCPL, in its role as Administrative Agent will, at the request of the Trustee, administer the day-to-day operations of the Trust and perform such other matters as may be requested by the Trustee from time to time. The Administrative Agent may, from time to time, delegate or sub-contract all or a portion of its obligations under the Administration Agreement to one or more of its qualified affiliates. The Administrative Agent will not, in connection with the delegation or sub-contracting of any of such obligations, be discharged or relieved in any respect from its obligations under the Administration Agreement. The Administrative Agent will be entitled to receive an annual administration fee.

The Administration Agreement has an initial 10-year term and will be automatically renewed each year thereafter subject to the right of the Trustee to replace the Administrative Agent and/or terminate the Administration Agreement at any time upon written notice if performance of the Administrative Agent’s duties is not permitted by law; the Administrative

Agent ceases to be resident in Canada for purposes of the Tax Act; the Trustee is directed to do so by holders of Voting Trust Units; or upon the occurrence of one or more events generally related to the failure of the Administrative Agent to perform its obligations under the Administration Agreement in a proper and timely manner which is not remedied within 90 days of notice.

Liquidity

The Trust will only borrow funds from TCPL or its affiliates pursuant to the Credit Facility and will use borrowed funds only for the purposes of ensuring liquidity in the normal course of the Trust’s activities and to facilitate the payment by the Trust of its expenses.

Certain Continuous Disclosure Requirements

The Trust is a reporting issuer in all of the provinces and territories of Canada where such concept exists. As such, the Trust is required, among other things, to make continuous disclosure filings with applicable Canadian securities regulatory authorities; however, the Trust relies on exemptions provided for in the Decision that allow it to rely on TCE’s interim unaudited and annual audited financial statements, annual information form, management information circular and other continuous disclosure documents required to be filed by TCE from time to time. So long as these exemptions are applicable, the Trust will not be required to file interim unaudited and annual audited financial statements, including management’s discussion and analysis of the financial condition and results of operation of the Trust, interim and annual certificates signed by the chief executive officer and chief financial officer, an information circular or an annual information form of the Trust, and holders of the Trust Notes will not receive such financial statements and other continuous disclosure documents of the Trust. It is expected, however, that the Trust will remain subject to the requirement to file material change reports in the event of any material change in the affairs of the Trust. The Trust will also file these documents with the SEC on EDGAR until such time as it is eligible to cease reporting with the SEC.

TC ENERGY CORPORATION AND TCPL

TCE was incorporated pursuant to the provisions of the Canada Business Corporations Act on February 25, 2003 in connection with a plan of arrangement which established TCE as the parent company of TCPL. All of the outstanding common shares of TCPL are owned by TCE.

TCE and TCPL operate in three core businesses — Natural Gas Pipelines, Liquids Pipelines and Power and Storage. In order to provide information that is aligned with how management decisions about our businesses are made and how performance of our businesses is assessed, our results are reflected in five operating segments: Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines, Mexico Natural Gas Pipelines, Liquids Pipelines and Power and Storage. We also have a Corporate segment consisting of corporate and administrative functions that provide governance, financing and other support to our business segments.

TCE’s principal subsidiaries as of December 31, 2020 are indicated in the diagram under the heading “TC Energy Corporation — Intercorporate Relationships” in the Annual Information Form.

CONSOLIDATING SUMMARY FINANCIAL INFORMATION

Pursuant to the Decision, TCPL is exempt from filing its own annual and interim financial statements and incorporates TCE’s annual and interim financial statements into this prospectus.

The table below contains selected summary financial information as at and for the years ended December 31, 2020 and 2019 for (i) TCE, (ii) TCPL, (iii) TCPL’s subsidiaries, other than the Trust, on a combined basis, (iv) consolidating adjustments and (v) TCE and all of its subsidiaries on a consolidated basis, and (vi) the Trust. This summary financial information should be read in conjunction with TCE’s audited comparative consolidated financial statements as at December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020, the notes thereto and the auditors’ report thereon, which are incorporated by reference in this prospectus.

As at and for the years ended December 31, 2020 and 2019(1)

(in billions of Canadian dollars, except	TCE(2)		TCPL(2)		Subsidiaries of TCPL other than the Trust(3)		Consolidating adjustments(4)		TCE (consolidated)(5)		The Trust(6) (millions of Canadian dollars)
the Trust)	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Revenues	—	—	1.9	1.7	15.3	16.5	(4.2)	(4.9)	13.0	13.3	428.1	364.5
Net income/(loss) attributable to common shares or trust units interests	4.5	4.0	4.6	4.0	4.2	3.8	(8.8)	(7.8)	4.5	4.0	19.3	15.5
Current assets	4.7	4.7	0.6	0.3	9.0	9.3	(9.1)	(6.6)	5.2	7.7	126.5	124.8
Non-current assets	29.2	28.5	91.8	90.3	143.8	121.7	(169.7)	(148.9)	95.1	91.6	7,302.8	7,397.9
Current liabilities	0.8	0.8	15.9	16.0	7.7	4.7	(12.4)	(8.6)	12.0	12.9	120.5	118.8
Non-current liabilities	—	—	47.3	46.1	92.5	80.6	(85.0)	(72.7)	54.8	54.0	7,302.8	7,397.9

(1)                                     The consolidating summary financial information presented in this table is unaudited and does not give effect to any transactions subsequent to the dates shown. TCE’s independent auditors have not performed a review of this consolidating summary financial information.

(2)                                     TCE and TCPL are each presented on the basis of accounting for investments in all its subsidiaries using the equity method.

(3)                                     These columns account for the consolidated direct subsidiaries of TCPL, other than the Trust, on a combined basis.

(4)                                     These columns include the necessary amounts to eliminate the intercompany balances and transactions between TCE, TCPL and its direct subsidiaries and other adjustments.

(5)                                     TCE (consolidated) is presented in accordance with U.S. GAAP.

(6)                                     The Trust’s financial results are not included in TCE (consolidated) financial statements under U.S. GAAP.

CAPITALIZATION OF THE TRUST

The following table sets forth the capitalization of the Trust as of the date of this prospectus.

	Outstanding as at February 19, 2021 (in thousands of U.S. dollars)
Trust Notes — Series 2019-A	U.S.$	1,100,000
Trust Notes — Series 2017-B(1)	1,181,400
Trust Notes — Series 2017-A	1,500,000
Trust Notes — Series 2016-A	1,200,000
Trust Notes — Series 2015-A	750,000
Voting Trust Units	5,001
Original Settlement Amount	1
Trust Capital	U.S.$	5,736,402

(1)                                 Converting applicable Canadian dollar amounts into U.S. dollars based on the inverse of the Bank of Canada daily average exchange rate on February 18, 2021 of U.S. $0.7876 per Cdn.$1.00.

EARNINGS COVERAGE

Information regarding earnings coverage ratios will be provided in the applicable Prospectus Supplement relating to an offering of the Trust Notes.

USE OF PROCEEDS

Unless otherwise indicated in a Prospectus Supplement relating to the offering of a particular series of the Trust Notes, the gross proceeds to the Trust from the offering of a series of Trust Notes will be used to acquire TCPL Sub Notes from TCPL, and TCPL, in turn, intends to use the proceeds from the issue of TCPL Sub Notes to reduce or repay indebtedness and/or to, directly or indirectly, finance our long-term investment program. The net proceeds cannot be estimated as the amount thereof will depend on the extent to which the Trust Notes are issued during the 25 month period that this prospectus, including any amendments hereto, remains valid. Specific information about the use of net proceeds will be set forth in the applicable Prospectus Supplement. TCPL may invest funds which it does not immediately require in short-term marketable investment grade securities. The Trust may, from time to time, issue Trust Notes other than pursuant to this prospectus.

DESCRIPTION OF THE TRUST NOTES AND RELATED AGREEMENTS AND SECURITIES

As used in this section, the term “TCPL” means TransCanada PipeLines Limited, and does not include the affiliates or subsidiaries of TransCanada PipeLines Limited through which particular business operations are conducted.  In addition, the term “Trust” means TransCanada Trust, and does not include the affiliates of TransCanada Trust.  The following description sets forth the general terms and provisions of the securities qualified for distribution pursuant to this prospectus, with the exception of certain terms and provisions which may be omitted from this prospectus pursuant to National Instrument 44-102 - Shelf Distributions. The Trust will provide the particular terms and provisions of a series of Trust Notes and the other related agreements and securities, including the Share Exchange Agreement and the Assignment and Set-Off Agreement to be entered into with respect of each such series of Trust Notes, and a description of how the general terms and provisions described below may apply thereto in the applicable Prospectus Supplement.

Trust Notes and Related Agreements

The following is a summary of the rights, privileges, restrictions, obligations and conditions attaching to the Trust Notes and certain provisions of the Trust Indenture and related agreements to be entered into with respect to each series of Trust Notes issued pursuant to this prospectus that are generally consistent across each series of Trust Notes. This summary is qualified in its entirety by the provisions of the Trust Indenture and such related agreements. A copy of the Trust Indenture and such related agreements may be inspected during normal business hours at the principal office of the Administrative Agent in Calgary, Alberta, during the course of the distribution of the Trust Notes. A copy of the Trust Indenture and such related agreements is available, or will be available following the completion of an offering of each series of Trust Notes pursuant to this prospectus, as applicable, on SEDAR at www.sedar.com.

The Trust Notes will be issued pursuant to the terms of the Trust Indenture and will be subordinated obligations of the Trust.  Holders of the Trust Notes shall have no recourse to the assets of the Trustee in connection with any payments in respect of the Trust Notes.  The Trust Indenture provides that the Trust Notes may be issued in one or more series subject to the conditions set forth in the Trust Indenture. The Trust Notes of each series shall bear such date or dates and mature on such date or dates, shall bear interest at such rate or rates, may be issued in such denominations, may be redeemable before maturity in such manner, may be payable as to principal, interest and premium, if any, at such place or places, in such currency or currencies, may be guaranteed by other persons, may provide for such sinking fund, conversion rights or obligations, exchange rights or obligations and share purchase rights or obligations, if any, may contain such provisions for the interchange or transfer of Trust Notes of different denominations and forms and may contain such other provisions, not inconsistent with the provisions of the Trust Indenture, as may be expressed in a supplemental indenture to the Trust Indenture providing for the issuance of the Trust Notes of such series and as described in the applicable Prospectus Supplement relating to the offering of such series of Trust Notes. The Trust Notes issued hereunder will be offered and sold during the 25 months from the date the receipt was issued for this prospectus.

Automatic Exchange

The Trust Notes, including accrued and unpaid interest thereon, will be exchanged automatically, without the consent of the holders thereof, for the right to be issued newly issued TCPL Exchange Preferred Shares upon the occurrence of an Automatic Exchange Event, which right will be immediately and automatically exercised.  Each series of Trust Notes will be exchanged for a specific series of TCPL Exchange Preferred Shares, pursuant to such right, upon the occurrence of an Automatic Exchange Event, and the specific terms of the Automatic Exchange and the series of TCPL Exchange Preferred Shares applicable to each series of Trust Notes will be described in the applicable Prospectus Supplement relating to the issuance of such Trust Notes.  Following the Automatic Exchange, holders of the Trust Notes immediately prior to the Automatic Exchange will cease to have any claim or entitlement for interest or principal against the Trust or any other rights as holders of the Trust Notes, including under the guarantee by TCPL. Holders of the Trust Notes will individually be bound by the Automatic Exchange, acting through the Exchange Trustee, on the basis contemplated by the applicable Share Exchange Agreement. As the events that give rise to an Automatic Exchange are bankruptcy and related events, it is in the interest of TCPL to ensure that an Automatic Exchange does not occur, although the events that could give rise to an Automatic Exchange, namely the occurrence of an Automatic Exchange Event, may be beyond the control of TCPL.

If, following the occurrence of an Automatic Exchange Event, for any reason, any Trust Notes remain outstanding and not owned by TCPL or an affiliate of TCPL, the Trust will redeem such Trust Notes for consideration consisting of TCPL Exchange Preferred Shares, in accordance with the Subscription Right and the specific terms of each series of Trust Notes then outstanding as described in the applicable Prospectus Supplement relating to the offering of each such applicable series of Trust Notes. Each holder of Trust Notes so redeemed shall automatically cease to be a holder thereof and all rights of such holder as a debtholder of the Trust will automatically cease and such person shall therefrom be entitled only to the right to be issued TCPL Exchange Preferred Shares. It shall not be necessary for the Trust, in such circumstances, to provide any prior written notice of redemption to holders of the Trust Notes. The Trust will acquire the TCPL Exchange Preferred Shares required by it for purposes of such redemption, if any, from TCPL pursuant to the Subscription Right.

Deferral Right

The holders of Trust Notes may, in certain prescribed circumstances as described in the applicable Prospectus Supplement relating to the offering of a series of Trust Notes, be deemed to apply interest payable on such Trust Notes to acquire a series of newly-issued TCPL Deferral Preferred Shares with fixed cumulative preferential cash dividends, if, as and when declared by the Board of Directors, pursuant to the Deferral Event Subscription that occurs automatically in such prescribed circumstances.  The specific terms of the Deferral Event Subscription and the series of TCPL Deferral Preferred Shares applicable to each series of Trust Notes, if any, will be described in the applicable Prospectus Supplement relating to the offering of such Trust Notes.

The issuance of TCPL Deferral Preferred Shares upon the occurrence of any of the circumstances noted above will be effected pursuant to the applicable Assignment and Set-Off Agreement.

Redemption Rights

The redemption provisions applicable to a particular series of Trust Notes will be described in the applicable Prospectus Supplement relating to the offering of such Trust Notes.

Purchase for Cancellation

The Trust Notes may be purchased, in whole or in part, by the Trust, at the direction of TCPL, in the open market or by tender or private contract. Trust Notes purchased by the Trust shall be cancelled and shall not be reissued. The purchase price payable by the Trust will be paid in cash. It is anticipated that the purchase price would be par or slightly below par.

Subordination

The Trust Notes will be direct unsecured subordinated obligations of the Trust. The payment of principal and interest on the Trust Notes, will be subordinated in right of payment to the prior payment in full of all present and future Issuer Senior Indebtedness, and will be effectively subordinated to all indebtedness and obligations of any subsidiaries of the Trust.

The subordination provisions of the Trust Notes as described herein are not likely to be relevant to the holders of the Trust Notes in their capacity as creditors of the Trust since, upon the occurrence of an Automatic Exchange Event, the Automatic Exchange provisions of the Trust Notes will result in the Trust Notes being automatically exchanged for the right to be issued TCPL Exchange Preferred Shares effective as of the Exchange Time. See “Risk Factors — Risks Related to the Trust Notes”.

Events of Default

An event of default in respect of the Trust Notes will occur only if the Trust or TCPL (i) resolves to wind-up or liquidate or is ordered wound-up or liquidated (other than in respect of a transaction of the kind permitted under “— Merger, Consolidation, Sale, Lease or Conveyance” below or in the event of any other dissolution of it, by operation of law) or (ii) makes a general assignment for the benefit of its creditors, or otherwise acknowledges its insolvency, becomes insolvent or is declared bankrupt or consents to the institution of bankruptcy or insolvency proceedings against it under any bankruptcy, insolvency or analogous laws or if a custodian, sequestrator, liquidator, receiver, receiver and manager or any other officer with similar powers is appointed in respect of it or of its property or any part thereof which is, in the opinion of the Indenture Trustee, a substantial part thereof.

The event of default provisions of the Trust Notes described herein are not likely to be relevant to holders of the Trust Notes in their capacity as creditors of the Trust since the Automatic Exchange provisions of the Trust Notes will result in the Trust Notes being exchanged for the right to be issued TCPL Exchange Preferred Shares effective as of the Exchange Time. See “— Automatic Exchange” and “Risk Factors”.

If an event of default has occurred and is continuing, and the Trust Notes have not already been automatically exchanged for the right to be issued TCPL Exchange Preferred Shares, the Indenture Trustee may, in its discretion and shall upon the request of holders of not less than one-quarter of the principal amount of a particular series of Trust Notes then outstanding under the Trust Indenture, declare the principal of and interest on all outstanding Trust Notes of such series to be immediately due and payable. There will be no right of acceleration in the case of a default in the performance of any covenant of the Trust or TCPL in the Trust Indenture, although a legal action could be brought to enforce such covenant.

Rights on Termination of the Trust

The Trust may only be terminated with the approval of the holder of the Voting Trust Units and may only be terminated if no Trust Notes are outstanding or if all Trust Notes are held by TCPL or any of its affiliates. The holders of the Trust Notes will not be entitled to initiate proceedings for the termination of the Trust.

TCPL will not approve the termination of the Trust unless the Trust has sufficient funds to pay the redemption price of the Trust Notes.

Guarantee by TCPL

TCPL will guarantee, on a subordinated basis, the due and punctual payment of the principal amount of and interest on (including, in case of default, interest on any amount in default) the Trust Notes and performance by the Trust of all the Trust’s obligations to the holders of the Trust Notes pursuant to the applicable Share Exchange Agreements and the applicable Assignment and Set-Off Agreements. The payment of principal and interest under TCPL’s guarantee of the Trust Notes, to the extent provided in the Trust Indenture, will be subordinated in right of payment to the prior payment in full of all present and future TCPL Senior Indebtedness, and will be effectively subordinated to all indebtedness and obligations of TCPL’s subsidiaries.

Additional TCPL Covenants

In addition to the Dividend Stopper Undertaking, TCPL will covenant for the benefit of the holders of the Trust Notes of each series, pursuant to the applicable Share Exchange Agreements or the applicable Assignment and Set-Off Agreements, as the case may be, that:

(i)                                     all of the outstanding Voting Trust Units will be held at all times, directly or indirectly, by TCPL;

(ii)                                  as long as any Trust Notes of such series are outstanding and held by any person other than TCPL or an affiliate of TCPL, TCPL will not take any action to cause the termination of the Trust;

(iii)                               TCPL will not create or issue any TCPL Preferred Shares which, in the event of insolvency or winding-up of TCPL, would rank in right of payment in priority to the TCPL Exchange Preferred Shares or the TCPL Deferral Preferred Shares;

(iv)                              TCPL will not assign or otherwise transfer its obligations under the applicable Share Exchange Agreement or the applicable Assignment and Set-Off Agreement, except in the case of a merger, consolidation, amalgamation or reorganization or a sale of substantially all of the assets of TCPL;

(v)                                 if such series of Trust Notes have not been exchanged for rights to be issued the applicable series of TCPL Exchange Preferred Shares following the Automatic Exchange, TCPL will not, without the approval by Extraordinary Resolution of the holders of such series of Trust Notes, amend, delete or vary any terms attaching to such series of TCPL Exchange Preferred Shares other than amendments, deletions or variations which do not negatively impact future holders of  such series of TCPL Exchange Preferred Shares and amendments that relate to the preferred shares of TCPL as a class; and

(vi)                              prior to the issuance of any TCPL Deferral Preferred Shares relating to such series of Trust Notes, TCPL will not, without the approval by Extraordinary Resolution of the holders of such series of Trust Notes, amend, delete or vary any terms attaching to such TCPL Deferral Preferred Shares other than amendments, deletions or variations which do not negatively impact future holders of such TCPL Deferral Preferred Shares and amendments that relate to the preferred shares of TCPL as a class.

Issue of TCPL Exchange and Deferral Preferred Shares in Connection with Automatic Exchange and Deferral Event Subscription

All corporate action necessary to authorize TCPL to issue the applicable TCPL Exchange and Deferral Preferred Shares pursuant to the terms of a series of Trust Notes will be completed prior to the closing of the offering of each such series of Trust Notes.

Share Exchange Agreement

On closing of each series of Trust Notes, TCPL, the Trust and the Exchange Trustee, as trustee for the holders of such series of Trust Notes, will enter into a Share Exchange Agreement providing for the grant of certain rights and obligations relating to the Automatic Exchange applicable to the particular series of Trust Notes. Pursuant to each Share Exchange Agreement, TCPL will grant to the Exchange Trustee for the benefit of the holders of the applicable series of Trust Notes the right to exchange such Trust Notes for the right to be issued TCPL Exchange Preferred Shares upon an Automatic Exchange and the Exchange Trustee on behalf of the holders of such series of Trust Notes will grant to TCPL the right to exchange such Trust Notes for the right to be issued TCPL Exchange Preferred Shares upon an Automatic Exchange. Holders of the Trust Notes will individually be bound by the Automatic Exchange, acting through the Exchange Trustee, on the basis contemplated by the applicable Share Exchange Agreement. Pursuant to the applicable Share Exchange Agreement, TCPL will covenant to take or refrain from taking certain actions so as to ensure that holders of the applicable series of Trust Notes will receive the benefit of the Automatic Exchange, including obtaining the approval by Extraordinary Resolution of holders of such series of Trust Notes to any amendment to the provisions of the applicable series of TCPL Exchange Preferred Shares (other than any amendments relating to the TCPL Preferred Shares as a class). See “— Additional TCPL Covenants” above.

Assignment and Set-Off Agreement

At the closing of the applicable offering of each series of Trust Notes, TCPL, TCE, the Trust and the Indenture Trustee, as bare trustee and nominee for and on behalf of the holders of such series of Trust Notes, will enter into an Assignment and Set-Off Agreement providing for, among other things, the Dividend Stopper Undertaking and the grant of certain rights and obligations relating to the Deferral Event Subscription.

Capital Reorganizations and Amalgamations

If there is a capital reorganization, merger or amalgamation or sale of substantially all the assets of TCPL or a comparable transaction affecting the TCPL Exchange Preferred Shares, the applicable Share Exchange Agreement will provide that holders of the applicable series of Trust Notes will be entitled to receive, pursuant to the Automatic Exchange provisions, after the capital reorganization, merger or amalgamation or sale of substantially all the assets of TCPL or a comparable transaction affecting the TCPL Exchange Preferred Shares, the number of TCPL Exchange Preferred Shares or other securities or consideration of TCPL or of a corporation resulting, surviving or continuing from the capital reorganization, merger or amalgamation or sale of substantially all the assets of TCPL or a comparable transaction affecting the TCPL Exchange Preferred Shares, that such holder would have received had such series of Trust Notes been exchanged, pursuant to the Automatic Exchange, for TCPL Exchange Preferred Shares immediately prior to the record date of the capital reorganization, merger or amalgamation or sale of substantially all the assets of TCPL or a comparable transaction affecting the TCPL Exchange Preferred Shares.

If there is a capital reorganization, merger or amalgamation or sale of substantially all the assets of TCPL or a comparable transaction affecting the TCPL Deferral Preferred Shares, the applicable Assignment and Set-Off Agreement will provide that holders of the applicable series of Trust Notes will be entitled to receive, pursuant to the Deferral Event Subscription, after the capital reorganization, merger or amalgamation or sale of substantially all the assets of TCPL or a comparable transaction affecting the TCPL Deferral Preferred Shares, the number of TCPL Deferral Preferred Shares or other securities or consideration of TCPL or of a corporation resulting, surviving or continuing from the capital reorganization, merger or amalgamation or sale of substantially all the assets of TCPL or a comparable transaction affecting the TCPL Deferral Preferred Shares, that such holder would have received had the TCPL Deferral Preferred Shares been issued immediately prior to the record date of the capital reorganization, merger or amalgamation or sale of substantially all the assets of TCPL or a comparable transaction affecting the TCPL Deferral Preferred Shares.

Merger, Consolidation, Sale, Lease or Conveyance

The Trust Indenture provides that neither the Trust nor TCPL will merge, amalgamate or consolidate with any other person and will not sell, lease or convey all or substantially all its assets to any person, unless the Trust or TCPL, as applicable, shall be the continuing person, or unless the successor corporation or person that acquires all or substantially all the assets of the Trust or TCPL, as applicable, shall expressly assume all of the covenants to be performed and conditions to be observed by the Trust or TCPL, as applicable, under the Trust Indenture, and unless immediately after such merger, amalgamation, consolidation, sale, lease or conveyance, the Trust or TCPL, as applicable, such person or such successor corporation shall not be in default in the performance of the covenants and conditions of such Trust Indenture to be performed or observed by the Trust or TCPL, as applicable.

Withholding Tax

The Trust or TCPL may deduct or withhold (or such amount shall be deducted or withheld in accordance with the customary practice and procedures of the Trustee) from any payment to any holder of Trust Notes, including any payment made by TCPL under the guarantee, amounts required to be deducted by law from such holder’s payment and shall remit such amounts to the relevant tax authority in the manner and within the time required by law.

Amendment, Supplement and Waiver

The Trust Indenture or a series of Trust Notes may be amended and any existing default or event of default or compliance with any provision of the Trust Indenture or the applicable series of Trust Notes may be waived by Extraordinary Resolution; provided that, in any case, without the consent of each holder of the outstanding Trust Notes affected thereby, the Trust and the Trustee may not (a) extend the stated maturity of the principal of the Trust Notes, (b) reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, (c) reduce any amount payable on redemption thereof, (d) change the place at which or currency in which principal and interest payments are to be made, (e) reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or impair the right to institute suit for the enforcement of any payment on any of the Trust Notes when due, or (f) reduce the aforesaid percentage in principal amount of the Trust Notes.

Issue of Additional Trust Securities

The Trust may, at any time and from time to time, issue additional Voting Trust Units, Trust Notes or other subordinated notes without the authorization of holders of the Trust Notes then outstanding. In the event that the Trust issues additional series of subordinated notes, the rights, privileges, restrictions and conditions attached to such additional series may vary materially from the Trust Notes. In such event, the right of the holders of the Trust Notes to receive interest or principal will rank pari passu with the rights of the holders of other subordinated notes.

Governing Law

The Trust Indenture and the Trust Notes will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Book-Entry Only Form

Upon issuance, each series of Trust Notes will be represented by one or more fully registered global securities registered in the name of a depository, as will be described in the applicable Prospectus Supplement relating to the offering of such series of Trust Notes.

The Voting Trust Units

Pursuant to the Declaration of Trust, the Trust may issue an unlimited number of Voting Trust Units. TCPL will at all times own, directly or indirectly, all of the Voting Trust Units. The following is a summary of the rights, privileges, restrictions and conditions attaching to the Voting Trust Units. This summary is qualified in its entirety by the provisions of the Declaration of Trust.

Voting Rights

The Declaration of Trust provides that a holder of Voting Trust Units is entitled to vote in respect of, among other things: (i) the termination of the Trust; (ii) the removal and replacement of the Trustee; and (iii) the removal and replacement of the Administrative Agent.

Distributions

TCPL or affiliates of TCPL, as holders of the Voting Trust Units, shall be entitled to receive the net distributable funds on all assets of the Trust, if any, of the Trust remaining after discharge of the obligations of the Trust to creditors, including the holders of the Trust Notes.

Redemption, Repurchase

The Trust, with the consent of the holder of the Voting Trust Units, may redeem all or part of the Voting Trust Units at any time but will not redeem all of the Voting Trust Units unless there are no Trust Notes outstanding and held by any person other than TCPL or any of its affiliates. In addition, TCPL may require the Trust to repurchase at any time all, or from time to time part, of the Voting Trust Units but TCPL may not require the Trust to repurchase all of the Voting Trust Units unless there are no Trust Notes outstanding and held by any person other than TCPL or any of its affiliates.

Rights on Termination of the Trust

In the event of a termination of the Trust, after the discharge of the obligations of the Trust to creditors, TCPL and/or its affiliates, as holders of the Voting Trust Units, will be entitled to the remaining property of the Trust.

TCPL Exchange Preferred Shares and TCPL Deferral Preferred Shares

The following is a summary of the rights, privileges, restrictions and conditions attaching to the TCPL Exchange Preferred Shares and the TCPL Deferral Preferred Shares generally as classes of first preferred shares of TCPL (collectively, the “TCPL Exchange and Deferral Preferred Shares”). This summary is qualified in its entirety by the articles and by-laws of TCPL and the actual terms and conditions of the applicable series of TCPL Exchange Preferred Shares and TCPL Deferral Preferred Shares, respectively.  The specific rights, privileges, restrictions and conditions attaching to each series of TCPL Exchange and Deferral Preferred Shares relating to a particular series of Trust Notes, if any, will be described in the applicable Prospectus Supplement relating to the issuance of such series of Trust Notes.

Dividends

Holders of TCPL Exchange and Deferral Preferred Shares will be entitled to receive fixed cumulative preferential cash dividends pursuant to the rights, privileges, restrictions and conditions attaching to such series of TCPL Exchange and Deferral Preferred Shares, if, as and when declared by the Board of Directors, subject to the Canada Business Corporations Act, subject to applicable withholding tax. If the Board of Directors does not declare the dividends, or any part thereof, on the TCPL Exchange and Deferral Preferred Shares on or before the dividend payment date for a particular period, such dividend or the unpaid part thereof shall be paid on a subsequent date or dates to be determined by the Board of Directors on which TCPL shall have sufficient monies properly available, under the provisions of applicable law and under the provisions of any trust indenture governing bonds, debentures or other securities of TCPL, for the payment of the same. Given the circumstances in which TCPL Exchange Preferred Shares (following an Automatic Exchange which occurs in the context of bankruptcy and related events) and TCPL Deferral Preferred Shares would be issued, it may be unlikely that the Board of Directors would be permitted to declare or pay dividends under the foregoing limitations.

Rights on Liquidation

In the event of the liquidation, dissolution or winding-up of TCPL, the holders of the TCPL Exchange and Deferral Preferred Shares shall be entitled to receive an amount equal to the paid-up capital per share, which will be equal to the issue price per share (less any amount that may have been returned to holders as a return of capital), together with all accrued and unpaid dividends thereon, subject to any applicable withholding tax, before any amount shall be paid or any assets of TCPL distributed to the holders of TCPL Common Shares or any shares ranking junior to the TCPL Exchange and Deferral Preferred Shares. The holders of the TCPL Exchange and Deferral Preferred Shares shall not be entitled to share in any further distribution of the property or assets of TCPL.

Voting Rights

The holders of the TCPL Exchange and Deferral Preferred Shares, as applicable, will not be entitled to receive notice of or to attend or to vote at any meeting of the shareholders of TCPL except as provided in the specific rights, privileges, restrictions and conditions attaching to such shares and as described in the applicable Prospectus Supplement.

Redemption Rights

The redemption provisions applicable to a particular series of TCPL Exchange and Deferral Preferred Shares will be described in the applicable Prospectus Supplement relating to the issuance of the related series of Trust Notes.

PRIOR SALES

No Trust Notes have been sold or issued during the twelve-month period preceding the date of this prospectus.

PLAN OF DISTRIBUTION

The Trust may offer and sell the Trust Notes (i) through underwriters or dealers purchasing as principals; (ii) directly to one or more purchasers in accordance with applicable securities laws; or (iii) through agents. The distribution of the Trust Notes may be effected from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Trust Notes may be offered at market prices prevailing at the time of sale or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution. If the Trust Notes are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation will be increased or decreased by the amount by which the aggregate price paid for the Trust Notes by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents to the Trust.

The Prospectus Supplement relating to each offering of Trust Notes will identify each underwriter, dealer or agent, as the case may be, and will also set forth the terms of that offering, including the type of security being offered, the public offering price (or the manner of determination thereof if offered on a non-fixed price basis), the proceeds to the Trust and any underwriting fees or commissions, any fees or commissions to be paid to any agents and any fees, commissions or concessions allowed or reallowed or paid by any underwriters to other dealers. Only underwriters, dealers or agents so named in the Prospectus Supplement are deemed to be underwriters, dealers or agents, as the case may be, in connection with the Trust Notes offered thereby.

If underwriters purchase Trust Notes as principals, the Trust Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, as described in the applicable Prospectus Supplement. The obligations of the underwriters to purchase those Trust Notes will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Trust Notes offered by the Prospectus Supplement if any of such Trust Notes are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid may be changed from time to time. The Prospectus Supplement will also set forth the intention of any underwriters, agents or dealers to engage in stabilizing, to syndicate short covering transactions or penalty bids, or to undertake any other transactions during the offering that may stabilize, maintain, or otherwise affect the Trust Notes’ price. Such transactions, if commenced, may be interrupted or discontinued at any time without notice. Any underwriters or agents to or through whom the Trust Notes are sold by the Trust for public offering and sale may make a market in the Trust Notes, but such underwriters or agents will not be obligated to do so and may interrupt or discontinue any market making at any time without notice. No assurance can be given that a trading market in any of the Trust Notes will develop or as to the liquidity of any trading market for such Trust Notes.

Under agreements which may be entered into by the Trust, underwriters, dealers and agents who participate in the distribution of the Trust Notes may be entitled to indemnification by the Trust against certain liabilities, including liabilities under the Securities Act or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

The Trust Notes may be offered and sold by the Trust directly or through agents designated by the Trust from time to time. Any agent participating in the distribution of the Trust Notes may be deemed to be an “underwriter”, as that term is defined in the Securities Act, of the Trust Notes so offered and sold. The Trust Notes also may be sold to dealers at the applicable price to the public set forth in the applicable Prospectus Supplement for resale to purchasers. Such dealers may be deemed to be “underwriters” within the meaning of the Securities Act.

Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of the Trust Notes will be a new issue of securities with no established trading market and will not be listed on any securities or stock exchange.

If so indicated in the Prospectus Supplement relating to a particular offering of Trust Notes, the Trust will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase such Trust Notes from the Trust pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitations of such contracts.

ENFORCEABILITY OF CIVIL LIABILITIES

The Trust is formed pursuant to the laws of Ontario and TCPL is a corporation incorporated under and governed by the Canada Business Corporations Act. Some of the directors and officers of TCPL, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside the U.S., and all or a substantial portion of their assets, and a substantial portion of the assets of TCPL, are located outside the U.S. The Trust and TCPL have appointed an agent for service of process in the U.S., but it may be difficult for holders of the Trust Notes who reside in the U.S. to effect service within the U.S. upon those directors, officers and experts who are not residents of the U.S. It may also be difficult for holders of the Trust Notes who reside in the U.S. to realize in the U.S. upon judgments of courts of the U.S. predicated upon the civil liability of the Trust or TCPL and the civil liability of the directors and officers of TCPL and experts under U.S. federal securities laws.

The Trust and TCPL have been advised by their Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Trust and TCPL have also been advised by Blake, Cassels & Graydon LLP, however, that there is real doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

The Trust and TCPL filed with the SEC, concurrently with their registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, TCPL and the Trust appointed TransCanada PipeLine USA Ltd. as its agent for service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Trust or TCPL in a U.S. court arising out of or related to or concerning an offering of securities under this prospectus.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain material Canadian federal income tax consequences to an investor who is a resident of Canada or who is a non-resident of Canada of the acquisition, ownership and disposition of any Trust Notes and related securities offered thereunder, including whether the payment of interest and dividends will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement may also describe certain material United States federal income tax consequences of the purchase, ownership and disposition of any Trust Notes and related securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code), including, to the extent applicable, any such consequences relating to the Trust Notes payable in a currency other than the United States dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special items.

RISK FACTORS

Investment in the Trust Notes is subject to various risks including those risks affecting TCPL and inherent in the pipeline, power and natural gas storage industries. You should consider carefully the risk factors contained in and incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and those described in a Prospectus Supplement relating to a specific offering of the Trust Notes.

Discussions of certain risks affecting TCPL in connection with its business are provided in TCE’s annual and interim disclosure documents filed with the various securities regulatory authorities which are incorporated by reference in this prospectus.

Risks Related to the Trust Notes

Dependence on Performance of TCPL and TCE

The purchase of Trust Notes involves risk with respect to the performance of TCPL and TCE. An investment in Trust Notes could be replaced in certain circumstances without the consent of the holder, by an investment in TCPL Exchange Preferred Shares and holders may in certain circumstances, including at the option of TCPL, be required to apply interest payable on the Trust Notes to acquire TCPL Deferral Preferred Shares. An investment in TCPL equity capital is subject to certain risks that are distinct from the risks associated with an investment in the Trust.

In the event of decline in the performance of TCPL or TCE, or TCPL or TCE becoming insolvent or bankrupt or resolving to wind-up or liquidate or being ordered wound-up or liquidated or the occurrence of any other event constituting an Automatic Exchange Event, the Trust Notes will be automatically exchanged for rights to be issued TCPL Exchange Preferred Shares, which will be immediately and automatically exercised, without the consent of the holders thereof, which shares would be an investment in TCPL and not in the Trust. As a result, holders of the Trust Notes could become shareholders of TCPL at a time when TCPL’s and/or TCE’s financial condition is deteriorating or when TCPL and/or TCE has become insolvent or bankrupt or resolved to wind-up or has been ordered wound-up or liquidated or upon the occurrence of any other event constituting an Automatic Exchange Event. In addition, if a Deferral Event Subscription is triggered, holders of the Trust Notes will be paid interest but will not receive cash as interest payable on Trust Notes will be applied on behalf of holders of Trust Notes to acquire TCPL Deferral Preferred Shares. In the event of a liquidation of TCPL, the claims of creditors of TCPL would be entitled to a priority of payment over the claims of holders of equity interests such as the TCPL Exchange Preferred Shares and TCPL Deferral Preferred Shares. See “— Risks Related to an Investment in TCPL Exchange Preferred Shares or TCPL Deferral Preferred Shares — Insolvency or Winding Up”.

Rights only as an Equity Holder in the Event of Insolvency

If TCPL were to become insolvent or bankrupt or resolved to wind-up or was ordered wound-up or liquidated after the Automatic Exchange or if the Automatic Exchange were to occur after the insolvency of TCPL, the holders of the TCPL Exchange Preferred Shares may receive, if anything, substantially less than the holders of the Trust Notes would have received had the Trust Notes not been so exchanged. In the event of the occurrence of the Automatic Exchange, with the result that the holder of a Trust Note receives a right to receive TCPL Exchange Preferred Shares in exchange for such Trust Note and ultimately TCPL Exchange Preferred Shares, such holder shall thereupon cease to have any direct claim or entitlement with respect to the assets of the Trust or under the guarantee by TCPL and the only claim or entitlement of such holder will be in its capacity as a shareholder of TCPL. Holders of the Trust Notes will individually be bound by the Automatic Exchange, acting through the Exchange Trustee, on the basis contemplated by the Share Exchange Agreement. In addition, holders of TCPL Deferral Preferred Shares, if any, would also be subject to these risks in respect of their TCPL Deferral Preferred Shares. Potential investors in the Trust Notes should carefully consider the description of TCPL set forth under “TC Energy Corporation and TCPL”. See also “Description of the Trust Notes and Related Agreements and Securities — Trust Notes and Related Agreements — Automatic Exchange” and “— Risks Related to an Investment in TCPL Exchange Preferred Shares or TCPL Deferral Preferred Shares — Insolvency or Winding Up”.

Dependence on Payments on the TCPL Sub Notes

Although the obligations of the Trust are guaranteed on an unsecured subordinated basis by TCPL, the ability of the Trust to make timely payments on the Trust Notes is dependent on TCPL making the corresponding payments on the TCPL Sub Notes. Other than the TCPL Sub Notes, the Trust does not have as of the date of this prospectus, and is not expected to have in the future, other significant assets available to satisfy its obligations on the Trust Notes.

Liquidity of and Dealings in Trust Notes

It is not expected that Trust Notes will be listed on any stock exchange. This may affect the pricing of the Trust Notes in the secondary market, the transparency and availability of trading prices, and the liquidity of the Trust Notes. There can be no assurance that an active trading market will develop or be sustained or that the Trust Notes may be resold at or above the initial public offering price. The ability of a holder to pledge Trust Notes or otherwise take action with respect to such holder’s interest in Trust Notes may be limited due to the lack of a physical certificate.

Dependence Upon TCPL and its Affiliates and Potential Conflicts of Interest

The Trust will be dependent on the diligence and skill of the employees of TCPL, as Administrative Agent. In addition, potential conflicts of interest may arise between the Trust and TCPL and its affiliates. See “The Trust — Activities of the Trust” and “Interests of TCPL and its Affiliates in Material Transactions”. The Administrative Agent may also delegate or subcontract all or a portion of its obligations under the Administration Agreement to one or more affiliates, and under certain conditions to non-affiliates, involved in the business of managing assets such as the Trust Assets. In the event that the Administrative Agent delegates or subcontracts its obligations in such a manner, the Trust will be dependent upon the subcontractor to provide services. See “The Trust — The Administrative Agent”.

Ratings

Credit ratings may not reflect all risks associated with an investment in the Trust Notes. Any credit ratings applied to the Trust Notes are an assessment of TCPL’s and the Trust’s ability to pay their respective obligations. Consequently, real or anticipated changes in the credit ratings will generally affect the market value of the Trust Notes. The credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed herein on the value of the Trust Notes. There is no assurance that any credit rating assigned to the Trust Notes will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency.

Subordination

The Trust’s obligations under the Trust Notes (and TCPL’s obligations under its guarantee of the Trust Notes and TCPL’s obligations under the TCPL Sub Notes) are subordinated in right of payment to all of the Trust’s (TCPL’s) current and future senior indebtedness (including TCPL’s outstanding senior notes and other senior indebtedness), other than non-recourse obligations or any other obligations specifically designated as being subordinate in right of payment to such senior indebtedness. This means that the Trust (and TCPL) will not be permitted to make any payments on the Trust Notes (or under TCPL’s guarantee of the Trust Notes or on the TCPL Sub Notes) if the Trust (TCPL) defaults on a payment of principal or interest on any such senior indebtedness or there shall occur an event of default under such senior indebtedness and the Trust (TCPL) does not cure the default within the applicable grace period, if the holders of the senior indebtedness have the right to accelerate the maturity of such indebtedness or if the terms of such senior indebtedness otherwise restrict the Trust (TCPL) from making payments to junior creditors. See “Description of the Trust Notes and Related Agreements and Securities — Trust Notes and Related Agreements — Subordination”, “Description of the Trust Notes and Related Agreements and Securities — Trust Notes and Related Agreements — Guarantee by TCPL”.

Due to these subordination provisions, in the event of the Trust’s (or TCPL’s) insolvency, funds that the Trust (or TCPL) would otherwise use to make payments under the Trust Notes (or under TCPL’s guarantee thereof) will be used to pay the holders of the indebtedness ranking senior in right of payment to the Trust Notes (or under TCPL’s guarantee thereof) to the extent necessary to pay such senior indebtedness in full. As a result of those payments, the holders of such senior indebtedness may recover more, ratably, than holders of the Trust Notes. In addition, the holders of such senior indebtedness may under certain circumstances restrict or prohibit the Trust (or TCPL) from making payments on the Trust Notes (or under TCPL’s guarantee thereof).

In addition to the contractual subordination described above, the payment of principal and interest on the Trust Notes will be structurally subordinated to all indebtedness and other obligations of any subsidiaries of the Trust, and the payment of principal and interest under TCPL’s guarantee of the Trust Notes will be structurally subordinated to all indebtedness and other obligations of TCPL’s subsidiaries.

TCPL’s indebtedness as of December 31, 2020 was approximately $36.9 billion, all of which would be senior in right of payment to TCPL’s guarantee of the Trust Notes and to the TCPL Sub Notes.

Furthermore, in the event of an insolvency or liquidation of TCPL, the claims of creditors of TCPL would be entitled to a priority payment over the claims of holders of equity interests of TCPL, such as the TCPL Exchange Preferred Shares and TCPL Deferral Preferred Shares. See “— Rights only as an Equity Holder in the Event of Insolvency” and “— Risks Related to an Investment in TCPL Exchange Preferred Shares or TCPL Deferral Preferred Shares — Insolvency or Winding-up”.

No Limit on Debt

Although the Trust does not intend to issue any additional securities other than Voting Trust Units, Trust Notes or other subordinated debt securities, the Trust Indenture does not contain any provision limiting the Trust’s ability to incur indebtedness generally. Any such indebtedness could rank in priority to the Trust Notes. In addition, the Trust Indenture does not limit the incurrence of indebtedness by TCPL, and TCPL’s current indebtedness and any future indebtedness of TCPL rank in priority to TCPL’s guarantee of the Trust Notes and the TCPL Sub Notes. TCPL currently has substantial indebtedness and the Trust and TCPL may incur substantial additional indebtedness in the future.

Risks Related to an Investment in TCPL Exchange Preferred Shares or TCPL Deferral Preferred Shares

Ratings of TCPL Preferred Shares

The credit ratings, if any, applied to the TCPL Exchange and Deferral Preferred Shares are an assessment of TCPL’s ability to pay its obligations. The credit ratings are based on certain assumptions about the future performance and capital structure of TCPL that may or may not reflect the actual performance or capital structure of TCPL. Changes in credit ratings of the TCPL Exchange and Deferral Preferred Shares may affect the market price or value and the liquidity of the TCPL Exchange and Deferral Preferred Shares. There is no assurance that any credit rating will be assigned to the TCPL Exchange and Deferral Preferred Shares, or that any credit rating assigned to the TCPL Exchange and Deferral Preferred Shares will remain in effect for any given period of time, or that any rating will not be lowered or withdrawn entirely by the relevant rating agency.

Dividends

Holders of TCPL Exchange and Deferral Preferred Shares do not have a right to dividends on such shares unless declared by the Board of Directors. The declaration of dividends is in the discretion of the Board of Directors even if TCPL has sufficient funds, net of its liabilities, to pay such dividends. TCPL may not declare or pay a dividend if there are reasonable grounds for believing that (i) TCPL is, or would after the payment be, unable to pay its liabilities as they become due, or (ii) the realizable value of TCPL’s assets would thereby be less than the aggregate of its liabilities and stated capital of its outstanding shares. Liabilities of TCPL will include those arising in the course of its business, indebtedness, including inter-company debt, and amounts, if any, that are owing by TCPL under guarantees in respect of which a demand for payment has been made. In addition, a dividend (including a deemed dividend) received on TCPL Exchange and Deferral Preferred Shares may be subject to Canadian non-resident withholding tax and, if any such dividends are so subject, no additional amounts will be payable to holders of TCPL Exchange and Deferral Preferred Shares in respect of such withholding tax.

Insolvency or Winding-Up

The TCPL Exchange and Deferral Preferred Shares do not constitute indebtedness and are equity capital of TCPL which rank junior to all indebtedness and other non-equity claims and equally with the other first preferred shares of TCPL, if any, in the event of an insolvency or winding-up of TCPL. If TCPL becomes insolvent or is wound up, TCPL’s assets must be used to pay liabilities and other debt before payments may be made on the TCPL Exchange and Deferral Preferred Shares and other first preferred shares, if any.

No Fixed Maturity

The TCPL Exchange and Deferral Preferred Shares do not have a fixed maturity date and are not redeemable at the option of the holders of the TCPL Exchange and Deferral Preferred Shares. The ability of a holder to liquidate its holdings of TCPL Exchange and Deferral Preferred Shares may be limited.

Voting Rights

Holders of TCPL Exchange and Deferral Preferred Shares will not have any voting rights except as described in the applicable Prospectus Supplement or otherwise required by law.

Secondary Market and Liquidity

There can be no assurance that an active trading market will develop for the TCPL Exchange Preferred Shares or TCPL Deferral Preferred Shares following the issuance of any of those shares, or if developed, that such a market will be liquid or sustained at the issue price of such shares. TCPL is under no obligation to list the TCPL Exchange Preferred Shares or TCPL Deferral Preferred Shares on any stock exchange or other market.

The ability of a holder to pledge TCPL Exchange Preferred Shares or TCPL Deferral Preferred Shares or otherwise take action with respect to such holder’s interest therein may be limited due to the lack of a physical certificate.

Market Value

The market value of the TCPL Exchange and Deferral Preferred Shares may fluctuate due to a variety of factors relative to TCPL’s business, including announcements of new developments, fluctuations in TCPL’s operating results, sales of TCPL Preferred Shares, failure to meet analysts’ expectations, the impact of various tax laws or rates and general market conditions or the worldwide economy. There can be no assurance that the market value of the TCPL Exchange and Deferral Preferred Shares will not experience significant fluctuations in the future, including fluctuations that are unrelated to TCPL’s performance. Prevailing yields on similar securities will affect the market value of the TCPL Exchange and Deferral Preferred Shares. Assuming all other factors remain unchanged, the market value of the TCPL Exchange and Deferral Preferred Shares would be expected to decline as prevailing yields for similar securities rise and would be expected to increase as prevailing yields for similar securities decline. In addition, the market value of the TCPL Exchange and Deferral Preferred Shares will be significantly adversely affected in the event that dividends are not paid on such shares. See “— Dividends” above.

PRINCIPAL HOLDERS OF SECURITIES

It is intended that, at all times, TCPL and/or its affiliates will own all of the Voting Trust Units. See “Capitalization of the Trust”.

INTERESTS OF TCPL AND ITS AFFILIATES IN MATERIAL TRANSACTIONS

Pursuant to the Administration Agreement, TCPL administers the day-to-day operations of the Trust. TCPL and its affiliates may have interests which are not identical to those of the Trust. Consequently, conflicts of interest may arise with respect to transactions, including, the sale of the Trust Assets, future acquisitions of the Trust Assets from TCPL and/or its affiliates, and the renewal, termination or modification of the Administration Agreement. It is the intention of the Trust and TCPL that any agreements and transactions between the Trust, on the one hand, and TCPL and/or its affiliates, on the other hand, are fair to all parties and consistent with market terms and conditions.

LEGAL MATTERS

Certain matters relating to the issue and sale of the Trust Notes will be passed upon on behalf of the Trust and TCPL by Blake, Cassels & Graydon LLP, as to matters of Canadian law, and Mayer Brown LLP, as to matters of U.S. law. As to matters of Canadian law, Mayer Brown LLP will rely upon the opinion of Blake, Cassels & Graydon LLP.

EXPERTS

The consolidated financial statements of TCE as of December 31, 2020 and 2019, and for the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference in this prospectus and in the registration statement, as applicable, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus and in the registration statement, as applicable, and upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF EXPERTS

As at the date of this prospectus, the partners and associates of Blake, Cassels & Graydon LLP, as a group, and the partners and associates of Mayer Brown LLP, as a group, beneficially own, directly or indirectly, less than 1% of any class of securities of the Trust, TCPL or TCE.   In connection with the audit of TCE’s annual financial statements for the year ended December 31, 2020, KPMG LLP confirmed that they are independent with respect to the Trust, TCPL, and TCE within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to the Trust, TCPL and TCE under all relevant U.S. professional and regulatory standards.

TRANSFER AGENT AND REGISTRAR AND EXCHANGE TRUSTEE

AST Trust Company (Canada) is transfer agent, registrar, Indenture Trustee and Exchange Trustee in respect of the Trust Notes outstanding on the date hereof.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents referred to under “Documents Incorporated by Reference”; consent of KPMG LLP; consent of Blake, Cassels & Graydon LLP; consent of Mayer Brown LLP; powers of attorney from directors and officers of TCPL; the Administration Agreement; the Credit Facility; the Declaration of Trust; the Trust Indenture; the TCPL Sub Note Trust Indenture; and the Subscription Agreements.

PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Certain Persons

TransCanada PipeLines Limited

Section 124 of the Canada Business Corporations Act (“CBCA”) and Section 6 of By-Law No. 1 of TransCanada Pipelines Limited (“TCPL”) provide for the indemnification of directors and officers of TCPL. Under these provisions, TCPL shall indemnify a director or officer of TCPL, a former director or officer, and may indemnify an individual who acts or acted at TCPL’s request as a director or officer or in a similar capacity of another entity (collectively, an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than in respect to an action by or on behalf of TCPL to procure a judgment in its favor) in which the individual is involved because of that association with TCPL or other entity, if the Indemnified Person fulfills the following two conditions: (a) he or she acted honestly and in good faith with a view to the best interests of TCPL or in the best interests of such other entity as applicable and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. In respect of an action by or on behalf of TCPL or such other entity to procure a judgment in its favor, TCPL, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfills the conditions set out in clauses (a) and (b) of the previous sentence. Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from TCPL in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of his or her association with TCPL or such other entity if he or she fulfills the conditions in clauses (a) and (b) of this paragraph and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or controlling persons of TCPL pursuant to the provisions described above, or otherwise, TCPL has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TCPL maintains directors’ and officers’ liability insurance with policy limits, subject to the insurance policy terms and conditions, of U.S.$200,000,000 in the aggregate, subject to a deductible in respect of corporate reimbursement of U.S.$5,000,000 for each loss and a separate policy with a limit of U.S.$50,000,000 for non-indemnifiable losses only. Generally, under this insurance TCPL is reimbursed for payments in excess of the deductible made under corporate indemnity provisions on behalf of its directors and officers, and individual directors and officers (or their heirs and legal representatives) are covered for losses arising during the performance of their duties for which they are not indemnified by TCPL. Noteworthy exclusions from coverage are: claims arising from illegal acts, those acts which result in illegal personal profit, violation of any fiduciary duty under the United States of America Employee Retirement Income Security Act of 1974, pollution damage (except for resultant shareholder actions), bodily injury, property damage or engineering professional services and claims brought by a director or officer against TCPL, or another director or officer or by TCPL against a director or officer except for shareholder derivative actions not assisted in by a director or officer of TCPL.

The foregoing is a description of the provisions of Section 124 of the CBCA and TCPL’s By-Law No. 1 regarding indemnification of directors and officers of TCPL and TCPL’s directors’ and officers’ liability insurance in effect as of February 19, 2021.

Additionally, directors and officers of TCPL are party to indemnity agreements with TCPL pursuant to which TCPL has agreed to indemnify such directors and officers from liability arising in connection with the performance of their duties. Such indemnity agreements conform with the provisions of the CBCA.

TransCanada Trust

The Trust’s Declaration of Trust and the Administration Agreement, dated as of September 16, 2014, among TransCanada Trust (the “Trust”), TCPL, as administrative agent (the “Administrative Agent”), and Valiant Trust Company, as trustee (the “Administration Agreement”), provide that the Trust will indemnify and hold harmless the Administrative Agent, and its directors, officers, employees, agents and representatives (collectively, the “Trust Indemnified Persons”) in respect of (i) any liability and all costs, charges and expenses sustained or incurred in respect of any action, suit or proceeding that is or is proposed to be brought or commenced against the Trust Indemnified Persons, as the case may be, for or in respect of anything done or permitted to be done in respect of the execution of the obligations, duties, responsibilities, powers, discretions and authorities of the Administrative Agent under the Trust’s Declaration of Trust or the Administration Agreement and (ii) all other costs, charges, taxes, penalties and interest in respect of unpaid taxes and all other expenses and liabilities sustained or incurred by the Administrative Agent in respect of the administration or termination of the Trust.  A Trust Indemnified Person shall not be indemnified if the particular loss, damage or expense is attributable to the gross negligence, wilful misconduct, dishonesty, bad faith or fraud of the Administrative Agent in the performance of such obligations, duties, responsibilities, powers, discretions or authorities under the Trust’s Declaration of Trust or the Administration Agreement or to the Administrative Agent’s failure to perform such obligations, duties, responsibilities, powers, discretions or authorities.  Recovery by the Trust Indemnified Persons will be limited to the assets of the Trust pursuant to the Trust’s Declaration of Trust and the Administration Agreement.

The Trust does not carry any insurance to cover such potential obligations and, to the Administrative Agent’s knowledge, none of the foregoing parties are insured for losses for which the Trust has agreed to indemnify them.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Trust or the Administrative Agent pursuant to the provisions described above, or otherwise, the Trust has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The foregoing is a description of the provisions of the Trust’s Declaration of Trust and the Administration Agreement regarding indemnification of the Administrative Agent in effect as of February 19, 2021.

EXHIBITS

Exhibit Number	Description

4.1

Annual Information Form of TC Energy Corporation (“TCE”) for the year ended December 31, 2020, dated February 17, 2021 (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 18, 2021, incorporated by reference herein).

4.2

Audited comparative consolidated financial statements of TCE as at December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020, the notes thereto, and management’s assessment of the effectiveness of internal control over financial reporting and the auditors’ reports thereon (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 18, 2021, incorporated by reference herein).

4.3	Management Information Circular of TCE, dated February 27, 2020 (filed as Exhibit 99.1 to Form 6-K on March 16, 2020 and incorporated herein by reference).

4.4

Management’s Discussion and Analysis of Financial Condition and Results of Operations of TCE as at and for the year ended December 31, 2020 (included as part of the Form 40-F filed with the Securities and Exchange Commission on February 18, 2021, incorporated by reference herein).

4.5	Trust’s Declaration of Trust, dated as of September 16, 2014, made by Valiant Trust Company (filed as Exhibit 4.6 to Form F-10 (333-203859) on May 5, 2015 and incorporated herein by reference).

4.6	Administration Agreement, dated as of September 16, 2014, between Valiant Trust Company and TCPL (filed as Exhibit 4.7 to Form F-10 (333-203859) on May 5, 2015 and incorporated herein by reference).

**4.7	Form of Assignment and Set-Off Agreement among the Trust, TCPL, TCE and AST Trust Company (Canada).

**4.8	Form of Share Exchange Agreement among the Trust, TCPL and AST Trust Company (Canada).

**4.9	Form of Subordinated Note Purchase Agreement between the Trust and TCPL.

4.10	Credit Agreement, dated May 19, 2015, between the Trust and TCPL (filed as Exhibit 4 to Form 6-K (333-203859) on May 21, 2015 and incorporated herein by reference).

4.11	Subscription Agreement, dated May 19, 2015, between the Trust and TCPL (filed as Exhibit 5 to Form 6-K (333-203859) on May 21, 2015 and incorporated herein by reference).

4.12	Subscription Agreement, dated December 15, 2014, between the Trust and TCPL (filed as Exhibit 4.13 to Form F-10 (333-203859) on May 5, 2015 and incorporated herein by reference).

**4.13	Form of Underwriting Agreement among the Trust, TCPL and the underwriters named therein.

*5.1	Consent of KPMG LLP.

**5.2	Consent of Blake, Cassels & Graydon LLP.

**5.3	Consent of Mayer Brown LLP.

**5.4	Consent of Norton Rose Fulbright LLP.

*6.1	Power of attorney (included in the signature page to this Registration Statement).

7.1

Trust Indenture, dated as of May 20, 2015, between the Trust and AST Trust Company (Canada), as trustee (filed as Exhibit 6 to Form 6-K (333-203859) on May 21, 2015 and incorporated herein by reference).

**7.2	Form of Supplemental Indenture between TCPL, the Trust and AST Trust Company (Canada), as trustee to the Trust Indenture between the Trust and AST Trust Company (Canada), as trustee.

Exhibit Number	Description

7.3

Subordinated Notes Trust Indenture, dated as of May 20, 2015, between TCPL and Computershare Trust Company of Canada, as trustee (filed as Exhibit 8 to Form 6-K (333-203859) on May 21, 2015 and incorporated herein by reference).

**7.4

Form of Supplemental Subordinated Note Indenture between TCPL and Computershare Trust Company of Canada, as trustee to the Subordinated Notes Trust Indenture between TCPL and Computershare Trust Company of Canada, as trustee

* Filed herewith.

** To be filed by amendment or incorporated by reference in connection with an offering of securities.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.   Undertaking

The Registrants undertake to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.   Consent to Service of Process

(a)                                 Concurrently with the filing of this Registration Statement, the Registrants are filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)                                 Concurrently with the filing of this Registration Statement, AST Trust Company (Canada), Trustee under the Trust Indenture, is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(c)                                  Concurrently with the filing of this Registration Statement, Computershare Trust Company of Canada, Trustee under the Subordinated Notes Trust Indenture, is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(d)                                 Any change to the name or address of the agent for service of the Registrants, AST Trust Company (Canada) or Computershare Trust Company of Canada shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on the 19th day of February, 2021.

TRANSCANADA PIPELINES LIMITED

By:	/s/ FRANÇOIS POIRIER
	Name:	François Poirier
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of François Poirier, Donald R. Marchand and Christine R. Johnston his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statements pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANÇOIS POIRIER	Director, President and Chief Executive Officer	February 19, 2021
François Poirier	(Principal Executive Officer)

/s/ DONALD R. MARCHAND	Executive Vice-President, Strategy and Corporate Development and Chief Financial Officer	February 19, 2021
Donald R. Marchand	(Principal Financial Officer)

/s/ G. GLENN MENUZ	Vice-President and Controller	February 19, 2021
G. Glenn Menuz	(Principal Accounting Officer)

/s/ SIIM A. VANASELJA	Director, Chair of the Board	February 19, 2021
Siim A. Vanaselja

/s/ MICHAEL R. CULBERT	Director	February 19, 2021
Michael R. Culbert

/s/ SUSAN C. JONES	Director	February 19, 2021
Susan C. Jones

/s/ STÉPHAN CRÉTIER	Director	February 19, 2021
Stéphan Crétier

/s/ RANDY LIMBACHER	Director	February 19, 2021
Randy Limbacher

/s/ JOHN E. LOWE	Director	February 19, 2021
John E. Lowe

/s/ DAVID MACNAUGTON	Director	February 19, 2021
David MacNaugton

/s/ UNA POWER	Director	February 19, 2021
Una Power

Signature	Title	Date

/s/ MARY PAT SALOMONE	Director	February 19, 2021
Mary Pat Salomone

/s/ INDIRA V. SAMARASEKERA	Director	February 19, 2021
Indira V. Samarasekera

/s/ D. MICHAEL G. STEWART	Director	February 19, 2021
D. Michael G. Stewart

/s/ THIERRY VANDAL	Director	February 19, 2021
Thierry Vandal

/s/ STEVEN W. WILLIAMS	Director	February 19, 2021
Steven W. Williams

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on the 19th day of February, 2021.

TRANSCANADA TRUST, by TRANSCANDA PIPELINES LIMITED, in its capacity as Administrative Agent

By:	/s/ FRANÇOIS POIRIER
	Name:	François Poirier
	Title:	President and Chief Executive Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of TransCanada Pipelines Limited and TransCanada Trust in the United States, on February 19, 2021 in Calgary, Alberta, Canada.

TRANSCANADA PIPELINE USA LTD.

By:	/s/ CHRISTINE R. JOHNSTON
	Name:	Christine R. Johnston
	Title:	Vice-President and Assistant Secretary